Exhibit 3.1

FORTRESS NET LEASE REIT

THIRD AMENDED AND RESTATED DECLARATION OF TRUST

This Third Amended and Restated Declaration of Trust (as amended, restated, modified or supplemented from time to time, this “Declaration”) is made on November 15, 2024 for the purpose of governing Fortress Net Lease REIT, a Maryland statutory trust (the “Trust”), in accordance with the provisions hereinafter set forth.

WHEREAS, the Trust is a statutory trust within the meaning of the Maryland Statutory Trust Act (as amended from time to time, and any successor statute thereto, the “MSTA”);

WHEREAS, on January 24, 2023, (a) the Trust was formed by the filing of a Certificate of Trust (as amended, restated, modified or supplemented from time to time, the “Certificate of Trust”) with the State Department of Assessments and Taxation of Maryland and (b) in connection therewith, a Declaration of Trust (the “Original Declaration”) was executed and became the governing instrument of the Trust, as that term is defined in the MSTA;

WHEREAS, on May 1, 2023, an Amended and Restated Declaration of Trust (the “Amended and Restated Declaration”) was executed and replaced the Original Declaration in its entirety as the governing instrument of the Trust;

WHEREAS, on September 27, 2023, a Second Amended and Restated Declaration of Trust was executed and replaced the Amended and Restated Declaration in its entirety as the governing instrument of the Trust; and on May 15, 2024, the Second Amended and Restated Declaration of Trust was amended by that certain Amendment No. 1 to the Second Amended and Restated Declaration of Trust (the Second Amended and Restated Declaration of Trust as so amended, the “Second Amended and Restated Declaration”); and

WHEREAS, this Declaration shall amend, restate and replace the Second Amended and Restated Declaration in its entirety such that the governing instrument of the Trust shall be this Declaration together with any Bylaws of the Trust (as amended, restated, modified or supplemented from time to time, “Bylaws”) adopted in accordance herewith for the regulation and management of the affairs of the Trust.

NOW, THEREFORE, the Trust hereby will be governed by this Declaration together with any Bylaws adopted in accordance herewith.

ARTICLE I

NAME

Section 1.1         The name of the Trust is: Fortress Net Lease REIT. The Board (as defined below) shall conduct the business of the Trust under such name or any other name as it may from time to time determine.

ARTICLE II

PURPOSES AND POWERS

Section 2.1          The purposes for which the Trust is formed are to engage in any lawful act or activity for which statutory trusts may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a REIT (as defined below).

Section 2.2         The Trust shall have all of the powers granted to statutory trusts by the MSTA and all other powers that are not inconsistent with applicable law and are appropriate to promote and attain the purposes of the Trust set forth in this Declaration.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

Section 3.1        The address of the Trust’s principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093-2264, or such other place or places as may be determined by the Board. The Trust may have such offices or places of business within or outside the State of Maryland as the Board may from time to time determine. The name and address of the resident agent of the Trust in the State of Maryland are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093-2264, or such other name and address as may be determined by the Board. The resident agent is a Maryland corporation.

ARTICLE IV

DEFINITIONS; INTERPRETATIONS

Section 4.1        Definitions. As used in this Declaration, the following terms shall have the following meanings unless the context otherwise requires:

“Actual Owner” shall have the meaning ascribed to such term in Section 6.1.4.

“Adviser” shall mean the Person appointed, employed or contracted with by the Trust pursuant to Section 8.1 and responsible for directing or performing the day-to-day business affairs of the Trust, including any Person to whom the Adviser subcontracts all or substantially all of such functions.

“Adviser Agreement” shall mean any agreement between the Trust and the Adviser pursuant to which the Adviser will direct or perform the day-to-day business affairs of the Trust, including a management agreement or administration agreement.

“Affiliate” shall mean, when used with reference to a specified Person at a specified time, any Person controlling, controlled by or under common control with, such Person, and any members, partners, directors or officers of any of the foregoing; provided that, except as expressly set forth herein, the following Persons, and any Persons controlled by, or under common control with, any of them and any members, partners, directors or officers of any of them, shall not be deemed an Affiliate of the Operating Partnership, any Fortress Managed Account, the General Partner, the Trust, the Adviser, Fortress or any of their respective Affiliates solely as a result of any of the following relationships: (i) an issuer of any investments or other financial instruments in which the Operating Partnership or any Fortress Managed Account invests, directly or indirectly (including portfolio companies of any Fortress Managed Account); (ii) the indirect owner(s) of Fortress, and any person, excluding any current employees, controlling, controlled by or under common control with such indirect owner(s) that is not also controlled by Fortress in their capacity as Affiliates of such indirect owner(s); (iii) shareholders of any Affiliates of Fortress; and (iv) any pooled investment fund, account or similar product managed or controlled by Fortress for the benefit of third party Persons or entities for whom Fortress does not exercise voting discretion with respect to such fund, account or similar product. For the avoidance of doubt, Fortress shall not be deemed an Affiliate of the Operating Partnership, the General Partner or the Trust and investors in Fortress and Fortress Managed Accounts shall not be deemed Affiliates of such entities. For purposes of this definition, “control” means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable Person.

“asset” of the Trust shall mean any Property, Mortgage or other asset owned indirectly by the Trust through the Operating Partnership.

“Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h) of the Code. The terms “Beneficial Owner” and “Beneficially Owned” shall have the correlative meanings.

“Board” shall mean the Board of Trustees of the Trust and any duly authorized committee or functional equivalent thereof.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Bylaws” shall have the meaning ascribed to such term in the recitals.

“Certificate of Trust” shall have the meaning ascribed to such term in the recitals.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Charitable Trust as determined pursuant to Section 6.2.7, provided that each such organization shall be described in Sections 501(c)(3), 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and 170(c)(2) of the Code and contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Charitable Trust” shall mean any trust provided for in Section 6.1.1(b) and Section 6.2.1.

“Charitable Trustee” shall mean each Person, unaffiliated with the Trust and any Prohibited Owner, that is appointed by the Trust from time to time to serve as a trustee of a Charitable Trust as provided by Section 6.2.1.

“Class D Common Shares” shall have the meaning ascribed to such term in Section 5.1.3.

“Class D Conversion Rate” shall mean the fraction, the numerator of which is the Class D NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class D NAV Per Share” shall mean the net asset value of the Trust allocable to the Class D Common Shares, determined as described in the Memorandum, divided by the number of outstanding Class D Common Shares.

“Class D-S Common Shares” shall have the meaning ascribed to such term in Section 5.1.3.

“Class D-S Conversion Rate” shall mean the fraction, the numerator of which is the Class D-S NAV Per Share and the denominator of which is the Class F-I NAV Per Share.

“Class D-S NAV Per Share” shall mean the net asset value of the Trust allocable to the Class D-S Common Shares, determined as described in the Memorandum, divided by the number of outstanding Class D-S Common Shares.

“Class E Common Shares” shall have the meaning ascribed to such term in Section 5.1.3.

“Class E Conversion Rate” shall mean the fraction, the numerator of which is the Class E NAV Per Share and the denominator of which is the Class F-I NAV Per Share.

“Class E NAV Per Share” shall mean the net asset value of the Trust allocable to the Class E Common Shares, determined as described in the Memorandum, divided by the number of outstanding Class E Common Shares.

“Class F-D Common Shares” shall have the meaning ascribed to such term in Section 5.1.3.

“Class F-D Conversion Rate” shall mean the fraction, the numerator of which is the Class F-D NAV Per Share and the denominator of which is the Class F-I NAV Per Share.

“Class F-D NAV Per Share” shall mean the net asset value of the Trust allocable to the Class F-D Common Shares (including any reduction for Ongoing Servicing Fees as described in the Memorandum), determined as described in the Memorandum, divided by the number of outstanding Class F-D Common Shares.

“Class F-I Common Shares” shall have the meaning ascribed to such term in Section 5.1.3.

“Class F-I Conversion Rate” shall mean the fraction, the numerator of which is the Class F-I NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class F-I NAV Per Share” shall mean the net asset value of the Trust allocable to the Class F-I Common Shares, determined as described in the Memorandum, divided by the number of outstanding Class F-I Common Shares.

“Class F-S Common Shares” shall have the meaning ascribed to such term in Section 5.1.3.

“Class F-S Conversion Rate” shall mean the fraction, the numerator of which is the Class F-S NAV Per Share and the denominator of which is the Class F-I NAV Per Share.

“Class F-S NAV Per Share” shall mean the net asset value of the Trust allocable to the Class F-S Common Shares (including any reduction for Ongoing Servicing Fees as described in the Memorandum), determined as described in the Memorandum, divided by the number of outstanding Class F-S Common Shares.

“Class I Common Shares” shall have the meaning ascribed to such term in Section 5.1.3.

“Class I NAV Per Share” shall mean the net asset value of the Trust allocable to the Class I Common Shares, determined as described in the Memorandum, divided by the number of outstanding Class I Common Shares.

“Class S Common Shares” shall have the meaning ascribed to such term in Section 5.1.3.

“Class S Conversion Rate” shall mean the fraction, the numerator of which is the Class S NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class S NAV Per Share” shall mean the net asset value of the Trust allocable to the Class S Common Shares, determined as described in the Memorandum, divided by the number of outstanding Class S Common Shares.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder.

“Common Shares” shall have the meaning ascribed to such term in Section 5.1.3.

“Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.

“Covered Person” shall have the meaning ascribed to such term in Section 11.3.1.

“Dealer Manager” shall mean such Person selected by the Board to act as the dealer manager for an Offering.

“Declaration” shall have the meaning ascribed to such term in the preamble.

“Disabling Conduct” shall mean, with respect to a Covered Person that is the Adviser or any its officers, managers, partners, agents, employees, controlling persons, members or Affiliates, in each case, in his, her or its capacity as such, an act or omission by such Covered Person that constitutes (i) fraud, gross negligence, recklessness or willful misconduct or to having acted in bad faith (in each case, as determined in accordance with the laws of the State of Delaware), or (ii) an intentional and material breach of an Adviser Agreement.

“Disputes” shall have the meaning ascribed to such term in Section 5.10.

“Distributions” shall mean any distributions (as such term is defined in Section 2-301 of the MGCL), pursuant to Section 5.3, by the Trust to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Excepted Holder” shall mean a Shareholder for whom an Excepted Holder Limit is created by ARTICLE VI or the Board pursuant to Section 6.1.6.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 6.1.6 for such Excepted Holder, the percentage limit established by (and subject to adjustment by) the Board pursuant to Section 6.1.6.

“Excess Shares” shall have the meaning ascribed to such term in Section 6.1.1(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. Reference to any provision of the Exchange Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Fortress” shall mean Fortress Investment Group LLC, a Delaware limited liability company.

“Fortress Managed Account” shall mean any current or future investment fund, account or company sponsored, managed or advised by Fortress or any of its investment advisory Affiliates, including the Adviser. For the avoidance of doubt, portfolio companies of the Operating Partnership or of any other Fortress Managed Account shall not be included within the definition of “Fortress Managed Account.”

“General Partner” shall mean the general partner of the Operating Partnership, in such Person’s capacity as a general partner of the Operating Partnership.

“Independent Trustee” shall mean a Trustee who qualifies as “independent” within the meaning of NYSE Listing Manual Rule 303A.02 or the requirements of any other established stock exchange on which the Trust’s securities are traded, as such rules or requirements may be amended from time to time.

“Initial Date” shall mean the earlier of (i) January 30 of the year following the first year in which the Trust intends to elect to be subject to tax as a REIT, and (ii) the first date on which the Trust has 100 or more shareholders (determined under the principles of Section 856(a)(5) of the Code).

“Listing” shall mean the listing of any or all of the Common Shares on a National Securities Exchange. Upon such Listing, the Common Shares shall be deemed Listed.

“Mandatory Holding Period” shall mean, in respect of any Class D-S Common Shares, the initial two year period in which any such particular Shares have been outstanding, as described in the Memorandum.

“Market Price” shall mean, with respect to any Shares as of any date, the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to such Shares, or if such Shares are not listed or admitted to trading on any national securities exchange, the last sale price in the over-the-counter market, or if no trading price is available for such Shares, the fair market value of such Shares as determined by the Board.

“Memorandum” shall mean the Confidential Amended and Restated Private Placement Memorandum for Fortress Net Lease REIT, as amended, supplemented or otherwise modified from time to time, which, to the extent referred to herein, shall be deemed to be a part hereof.

“MGCL” shall mean Maryland General Corporation Law, as amended from time to time, and any successor statute thereto.

“Mortgages” shall mean, in connection with any mortgage financing that the Trust makes or invests in, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

“MSTA” shall have the meaning ascribed to such term in the recitals.

“National Securities Exchange” shall mean a securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

“Offering” shall mean any offering of Shares for the account of the Trust.

“Ongoing Servicing Fee” shall mean the ongoing servicing fee payable to the Dealer Manager and reallowable to soliciting dealers with respect to Class S Common Shares, Class D Common Shares, Class F-S Common Shares and Class F-D Common Shares as described in the Memorandum.

“Operating Partnership” shall mean FNLR OP LP, a Delaware limited partnership, through which the Trust may directly or indirectly own assets.

“Original Declaration” shall have the meaning ascribed to such term in the recitals.

“Ownership Limit” shall mean (a) with respect to Common Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Common Shares outstanding at the time of determination, (b) with respect to any other class or series of Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Shares of such class or series outstanding at the time of determination, and (c) 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of the outstanding Shares, or, in respect of clause (a) or (b), such other percentage determined by the Board in accordance with Section 6.1.7.

“Ownership Violation” shall have the meaning ascribed to such term in Section 6.1.1(b).

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other legal entity and, for purposes of ARTICLE VI herein (and all defined terms used in such Article), also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

“Preferred Shares” shall have the meaning ascribed to such term in Section 5.1.3.

“Prohibited Owner” shall mean any Person that, but for the provisions of ARTICLE VI, would Beneficially Own or Constructively Own Shares in excess of the Ownership Limit or other limitations of Section 6.1 and, if appropriate in the context, shall also mean any Person that would have been the holder of record on the books of the Trust or the Trust’s transfer agent of Shares that the Prohibited Owner would have so owned.

“Property” or “Properties” shall mean, as the context requires, any, or all, respectively, of the Real Property acquired by the Trust, directly or indirectly, including through joint venture arrangements or other partnership or investment interests.

“Real Property” shall mean land, rights in land (including leasehold interests) and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” shall mean a corporation, trust, association or other legal entity that has elected or intends to elect or be subject to tax as a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board determines it is no longer in the best interests of the Trust to attempt to, or continue to qualify as a REIT or that compliance with the restrictions on transfer and ownership of Shares set forth in ARTICLE VI are no longer required in order for the Trust to qualify as a REIT.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Shareholders” shall mean the holders of record of the Shares as maintained in the books and records of the Trust or its transfer agent.

“Shares” shall mean the equal proportionate transferable units into which the beneficial interest in the Trust shall be divided from time to time or, if more than one class or series of Shares is authorized by the Board, the equal proportionate transferable units into which each class or series of Shares shall be divided from time to time.

“Transfer” shall mean any direct or indirect, as applicable, issuance, sale, transfer, redemption, gift, assignment, devise or other disposition, as well as any other change in fact or circumstances or other event (or any agreement to take any such action or cause any such event) that causes, or but for the provisions of ARTICLE VI would cause, any Person to acquire or increase Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive distributions on Shares or otherwise cause a violation of any of the restrictions on ownership set forth in Section 6.1, or any agreement to take any such actions or cause any such events, including (a) any change in the capital structure of the Trust which has the effect of increasing the total equity interest of any Person in the Trust, (b) a change in the relationship between two or more Persons which causes a change in Constructive Ownership of the Shares, (c) the grant or exercise of any option or warrant (or any disposition of any option or warrant), or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, (e) transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares, (f) an increase in the value of the Shares of one class or series relative to the value of the Shares of another class or series, and (g) an increase in actual or constructive ownership of a tenant of the Trust (or its subsidiaries) in a manner that would cause a violation of Section 6.1.1(a)(iii), in each case, whether voluntary or involuntary, whether owned of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall have the meaning ascribed to such term in the preamble.

“Trustees” shall have the meaning ascribed to such term in Section 7.1.1.

Section 4.2         Interpretations. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Declaration, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Declaration; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) all references to ARTICLES and Sections are to Articles and Sections of this Declaration; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other things extends and does not mean simply “if”; (h) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any contract, instrument or other document are to that contract, instrument or other document as amended, restated, modified or supplemented from time to time; (j) references to any law shall be deemed to refer to such law as amended from time to time, to any successor statute and to any rules or regulations promulgated thereunder; and (k) references to any Person include the successors and permitted assigns of that Person. If any action under this Declaration is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Notwithstanding any other provision of this Declaration or otherwise applicable provision of law or equity, whenever in this Declaration the Board or the Trust is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, or without any express standard, in making such decisions, the Board (in its own capacity or on behalf of the Trust) shall be entitled to take into account such interests and factors as it desires (including its own interests) or (ii) in “good faith” or under another expressed standard, the Board (in its own capacity or on behalf of the Trust) shall act under such standard and shall not be subject to any other or different standard.

ARTICLE V

SHARES

Section 5.1          Division of Beneficial Interest.

Section 5.1.1       The Board may from time to time, without Shareholder approval, authorize one or more classes or series of Shares, with Shares of each such class or series having such par value, if any, and such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Board may determine. The number of Shares of each class or series authorized shall be unlimited, except as the Bylaws may otherwise provide, and the Shares so authorized may be represented in part by fractional shares. The Board may, from time to time, without Shareholder approval, issue fractional Shares, eliminate any outstanding fraction of a Share by rounding up to a full Share, arrange for the disposition of a faction of a Share by the Person entitled to it or pay cash for the fair value of a faction of a Share.

Section 5.1.2       (a)  Effective as of May 15, 2024, each former Class B Common Share held in a Shareholder’s account was automatically and without any action on the part of the holder thereof converted into a number of Class F-I Common Shares (including any fractional shares) with an equivalent NAV as such Class B Common Share.  (b)  Effective as of November 15, 2024, (i) the former “Class B Common Shares” and “Class C Common Shares” shall be cancelled and (ii) the former “Class D Common Shares” shall be renamed the “Class D-S Common Shares”.

Section 5.1.3        The Shares shall initially be divided into eight classes of common Shares, $0.01 par value per share (the “Common Shares”), including (i) unlimited Common Shares classified as Class S Shares (the “Class S Common Shares”), (ii) unlimited Common Shares classified as Class D Shares (the “Class D Common Shares”), (iii) unlimited Common Shares classified as Class I Shares (the “Class I Common Shares”), (iv) unlimited Common Shares classified as Class F-S Shares (the “Class F-S Common Shares”), (v) unlimited Common Shares classified as Class F-D Shares (the “Class F-D Common Shares”), (vi) unlimited Common Shares classified as Class F-I Shares (the “Class F-I Common Shares”), (vii) unlimited Common Shares classified as Class D-S Shares (the “Class D-S Common Shares”) and (viii) unlimited Common Shares classified as Class E Shares (the “Class E Common Shares”), each such class having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption described below. The Board may from time to time, without Shareholder approval, (a) authorize and issue Common Shares of any class or series and (b) classify or reclassify any unissued Common Shares into one or more classes or series of Shares with the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption as the Board may determine. The Board may also, from time to time, without Shareholder approval, classify, authorize and issue one or more classes or series of an unlimited number of preferred Shares, $0.01 par value per share (the “Preferred Shares”), having the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption as the Board may determine. The Board may also, from time to time, without Shareholder approval, classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series into one or more classes or series of Shares. All Shares shall be fully paid and non-assessable when issued. Subject to ARTICLE VI, all shares shall be transferable.

Section 5.2          Common Shares.

Section 5.2.1       Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any Preferred Shares.

Section 5.2.2       Voting Rights. Subject to the provisions of ARTICLE VI and except as may otherwise be specified in this Declaration, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Shareholders are entitled to vote pursuant to Section 10.2.1, and all classes and series of Common Shares shall vote together as a single class on all matters on which such Shares are entitled to vote, except that if the Board determines that the matters only affect the interests of one or more classes or series of Shares, only Shareholders of such classes or series shall be entitled to vote thereon.

Section 5.2.3       Conversion of Class S Common Shares, Class D Common Shares, Class I Common Shares, Class F-S Common Shares, Class F-D Common Shares, Class F-I Common Shares, Class D-S Common Shares and Class E Common Shares.

(a)         Each Class S Common Share and Class D Common Share held in a Shareholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares at the Class S Conversion Rate or Class D Conversion Rate, respectively, and each Class F-S Common Share, Class F-D Common Share, Class D-S Common Share and Class E Common Share held in a Shareholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class F-I Common Shares at the Class F-S Conversion Rate, Class F-D Conversion Rate, Class D-S Conversion Rate or Class E Conversion Rate, respectively, in each case, on the earliest of (x) a Listing of Class I Common Shares or Class F-I Common Shares, or (y) a merger or consolidation of the Trust with or into another legal entity, or the sale or other disposition of all or substantially all of the Trust’s assets, except, in the case of clause (y), any such transaction taken in connection with an internal restructuring transaction.

(b)         At the end of any month in which (i) the Dealer Manager determines, in conjunction with the Trust’s transfer agent for the Common Shares, and notifies the Trust in writing that the total transaction or other fees, including upfront placement fees or brokerage commissions and Ongoing Servicing Fees, with respect to the Shares held by a Shareholder within their account hit any agreed-upon amount under an arrangement made between the Dealer Manager and financial intermediaries or (ii) a broker-dealer is not eligible to receive any Ongoing Servicing Fees with respect to any Class S Common Shares, Class D Common Shares, Class F-S Common Shares or Class F-D Common Shares and the Trust and the Dealer Manager, each in its sole discretion, have determined that any applicable Class S Common Shares, Class D Common Shares, Class F-S Common Shares and Class F-D Common Shares shall be converted, (x) each applicable Class S Common Share and Class D Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares at the Class S Conversion Rate and the Class D Conversion Rate, respectively, and (y) each applicable Class F-S Common Share and Class F-D Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class F-I Common Shares at the Class F-S Conversion Rate and the Class F-D Conversion Rate, respectively.

(c)        Upon the termination of employment or service for any reason or no reason of any employee, officer or director of Fortress or its Affiliates that holds or has an eligible family member that holds Class E Common Shares, the Adviser shall, in its discretion, have the ability to determine that all or a portion of the Class E Common Shares held by such employee, officer, director or eligible family member should be converted into shares of a different class. If the Adviser determines that any Class E Common Shares should be so converted, then upon notification by the Adviser to the Trust in writing, such Class E Common Shares shall be converted into a number of shares of a class determined by the Adviser using the conversion rate equal to the fraction, the numerator of which is the Class E NAV Per Share and the denominator of which is the net asset value per share of the applicable class of shares.

(d)          With respect to any Shareholder whose Shares are converted into another class of Shares pursuant to this Declaration, the terms of such new class shall only apply to such Shareholder on a going-forward basis following such conversion and not on a retroactive basis for any time prior to such conversion; provided, that, the Mandatory Holding Period, if applicable, in respect of any such converted Shares shall be calculated based on the later of (i) the day on which such Shareholder initially purchased the original Shares that were the subject of such conversion for cash and (ii) if applicable, the day on which such Shares are released from escrow (and not, for the avoidance of doubt, from the day on which any such Shares may have been (x) issued pursuant to any distribution reinvestment plan, (y) received in connection with a conversion or exchange of other Shares or (z) later acquired).

Section 5.2.4      Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Trust, the aggregate assets of the Trust available for Distribution to holders of the Common Shares shall be determined in accordance with applicable law. Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Trust pursuant to a plan of liquidation, dissolution or winding up, (i) each Class S Common Share and Class D Common Share will automatically convert to a number of Class I Common Shares (including any fractional shares) at the Class S Conversion Rate and Class D Conversion Rate, respectively, (ii) each Class F-S Common Share, Class F-D Common Share, Class D-S Common Share and Class E Common Share will automatically convert to a number of Class F-I Common Shares (including any fractional shares) at the Class F-S Conversion Rate, Class F-D Conversion Rate, Class D-S Conversion Rate and Class E Conversion Rate, respectively, and (iii) each Class F-I Common Share (including all Class F-I Common Shares resulting from the conversion of Class F-S Common Shares, Class F-D Common Shares, Class D-S Common Shares and Class E Common Shares pursuant to the foregoing clause (ii)) will automatically convert to a number of Class I Common Shares (including any fractional shares) at the Class F-I Conversion Rate. Following such conversions, the aggregate assets of the Trust available for Distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares, in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of Class I Common Shares then outstanding.

Section 5.2.5       Other Terms. The Trust may hold as treasury shares (of the same or some other series), reissue for such consideration and on such terms as they may determine, or cancel any Common Shares of any series reacquired by the Trust at the Board’s sole discretion from time to time.

Section 5.3          Distributions.

Section 5.3.1     The Board may from time to time authorize the Trust to declare and pay to Shareholders such dividends or other Distributions in cash or other assets of the Trust or in securities of the Trust, including in Shares of one class payable to holders of Shares of another class, or from any other source as the Board in its sole discretion shall determine. The Board shall endeavor to authorize the Trust to declare and pay such dividends and other Distributions as shall be necessary for the Trust to qualify as a REIT under the Code and to avoid the imposition of any U.S. federal or state income or excise taxes on the Trust; provided, however, Shareholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Trust. The exercise of the powers and rights of the Board pursuant to this Section 5.3 shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his, her or its duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for Distributions of readily marketable securities, Distributions of beneficial interests in a liquidating trust established for the dissolution of the Trust and the liquidation of its assets in accordance with the terms of this Declaration or Distributions of in-kind property in which (a) the Board advises each Shareholder of the risks associated with direct ownership of the property, (b) the Board offers each Shareholder the election of receiving such in-kind property Distributions and (c) in-kind property Distributions are made only to those Shareholders that accept such offer.

Other than Distributions pursuant to a program or programs by which the Trust voluntarily repurchases shares from its Shareholders or pursuant to ARTICLE VI, each Shareholder of a class or series of Shares shall be treated the same with respect to Distributions as every other Shareholder of that class or series.

Section 5.3.2       At all times that the Trust is not “publicly offered” within the meaning of Section 562(c)(2) of the Code (as determined by the Board), all of the Common Shares shall be entitled to receive a pro rata portion of any gross Distribution in respect of any Common Shares, except that Ongoing Service Fees related solely to a particular class shall be borne by that class and shall be appropriately reflected (in a manner determined by the Board) in the net asset value, dividends, Distribution and liquidation rights of the Shares of that class. Following the time that, and for so long as, the Trust is “publicly offered” within the meaning of Section 562(c)(2) of the Code (as determined by the Board), Distributions shall be permitted in such other relative amounts as are permitted by this Declaration and authorized by the Board. The Distributions to the Shareholders, including any differences in Distributions between different classes or series, are intended to be made in a manner that does not cause any Distribution by the Trust to be a “preferential dividend” within the meaning of Section 562(c)(1) of the Code (and, in furtherance of the foregoing, it is intended that, for so long as the Trust is not “publicly offered” within the meaning of Section 562(c)(2) of the Code, all Distributions to the Common Shares shall be made pro rata in accordance with the number of Common Shares held except for differences due solely to shareholder services fees actually paid with respect to each class to the extent such differences would be permitted in accordance with the principles of Revenue Procedure 99-40), and this Declaration shall be interpreted in a manner consistent therewith. In the event that the Board determines that any amendment to this Declaration or other action to adjust the distribution rights set forth in this Declaration is required in order to ensure that Distributions made by the Trust are not “preferential dividends” (including, if applicable, with respect to any Preferred Shares authorized and issued after the date hereof), the Board may make such amendment or take such other action without Shareholder approval.

Section 5.4          Classified or Reclassified Shares. Prior to the issuance of classified or reclassified Common Shares of any class or series other than the Class S Common Shares, Class D Common Shares, Class I Common Shares, Class F-S Common Shares, Class F-D Common Shares, Class F-I Common Shares, Class D-S Common Shares and Class E Common Shares, or the issuance of any classified or reclassified Preferred Shares, of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number (or an unlimited number) of Shares to be included in the class or series; (c) set or change, subject to the provisions of ARTICLE VI and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each such class or series; and (d) cause this Declaration to be amended in contemplation thereof (which amendment shall not require Shareholder approval). Any of the terms of any class or series of Shares set or changed pursuant to this Section 5.4 may be made dependent upon facts or events ascertainable outside this Declaration (including determinations by the Board or other facts or events within the control of the Trust) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in an amendment to this Declaration.

Section 5.5          Declaration and Bylaws. The rights of all Shareholders and the terms of all Shares are subject to the provisions of this Declaration and the Bylaws.

Section 5.6          No Issuance of Share Certificates. Unless otherwise provided by the Board, the Trust shall not issue share certificates. A Shareholder’s investment shall be recorded on the books of the Trust. To Transfer his, her or its Shares, a Shareholder shall submit an executed form to the Trust, which form shall be provided by the Trust upon request. Such Transfer will also be recorded on the books of the Trust. Upon issuance or Transfer of Shares, the Trust will provide the Shareholder with information concerning his, her or its rights with regard to such Shares, as required by the Bylaws and the MSTA or other applicable law. The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each class and series and as to the number of Shares of each class and series held from time to time by each Shareholder.

Section 5.7        Preemptive Rights and Appraisal Rights; Derivative Claims. Except as may be provided by the Board in setting the terms of classified or reclassified Common Shares or Preferred Shares pursuant to Section 5.4 or as may otherwise be provided by contract approved by the Board, no Shareholder shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security that the Trust may issue or sell. Shareholders shall not be entitled to exercise any appraisal or dissenter’s rights or any rights analogous to those of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL, unless the Board, upon such terms and conditions as may be specified by the Board, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights. A Shareholder shall not be entitled to recover a judgement in favor of the Trust, assert a claim in the name of the Trust, or bring any action that is derivative in nature without the approval of the Board.

Section 5.8        Repurchase of Shares. The Board may establish, from time to time, a program or programs by which the Trust voluntarily repurchases Shares from its Shareholders.

Section 5.9        Distribution Reinvestment Plans. The Board may establish, from time to time, a Distribution reinvestment plan or plans.

Section 5.10       Arbitration. Any disputes, claims or controversies brought by or on behalf of a Shareholder (which, for purposes of this Section 5.10, shall mean any Shareholder or any beneficial owner of Shares, or any former Shareholder or beneficial owner of Shares), either on his, her or its own behalf, on behalf of the Trust or on behalf of any series or class of Shares or Shareholders against the Trust or any Trustee, officer, manager (including the Adviser or its successor), agent or employee of the Trust, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Declaration or the Bylaws (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes, may be subject to final and binding arbitration as provided in the Bylaws.

Section 5.11       Status of Shares and Limitation of Personal Liability. Shares shall be deemed to be personal property giving only the rights provided in this Declaration and the Bylaws. Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms of this Declaration and the Bylaws and to have become a party hereto and thereto. The death of a Shareholder during the continuance of the Trust shall not operate to terminate the Trust nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust Property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares afford Shareholders the status of partners of the Trust. For the avoidance of doubt, Shareholders shall have no rights, privileges, claims or remedies under any contract or agreement entered into by the Trust with any service provider or other agent to or contractor with the Trust, including any third-party beneficiary rights, except as may be expressly provided in any such contract or agreement. Neither the Trust nor any Trustee, nor any officer, employee or agent of the Trust, shall have any power to bind personally any Shareholder, nor except as specifically provided herein or in the Bylaws to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay. Each Share, whether or not evidenced by a certificate, shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Maryland Uniform Commercial Code (including Section 8-102(a)(l5) thereof) as in effect and as it may be amended or superseded from time to time, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 or any successor uniform act or law in effect in the State of Maryland from time to time.

ARTICLE VI

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1          Ownership of Shares.

Section 6.1.1       Ownership Limitations.

(a)          Basic Restrictions.

(i)         During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Ownership Limit.

(ii)        During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit (if any) applicable to such Excepted Holder.

(iii)        During the period commencing on the date hereof and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust failing to qualify for taxation as a REIT, including such Beneficial Ownership or Constructive Ownership that would result in the Trust (x) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (y) owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust (or its subsidiaries) from such tenant would cause the Trust (or its subsidiaries) to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

(iv)        Subject to Section 6.4, during the period commencing on the Initial Date and prior to the Restriction Termination Date, notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(v)        The number and value of the outstanding Shares (or any class or series thereof) held or owned by any Person (including within the meaning of (A) Section 542(a)(2) of the Code as modified by Section 856(h) of the Code, or (B) Section 856(d) of the Code) shall be determined by the Board, which determination shall be conclusive for all purposes.

(b)       Transfer in Trust or Voided Transfer. If any Transfer of Shares occurs (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system) which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.1.1(a)(i), Section 6.1.1(a)(ii) or Section  6.1.1(a)(iii), as applicable (any such violation, an “Ownership Violation”), then: (i) that number of Shares, the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause an Ownership Violation by such Person (rounded upward to the nearest whole share, and such excess shares, as so rounded, the “Excess Shares”), shall be automatically transferred to a Charitable Trust or Charitable Trusts for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in the Excess Shares; or (ii) if the transfer to the Charitable Trust or Charitable Trusts described in Section 6.1.1(b)(i) would not be effective for any reason to prevent an Ownership Violation, then the Transfer of that number of Shares that otherwise would cause an Ownership Violation by any Person (rounded up to the nearest whole share) shall be void ab initio, in which case the intended transferee shall acquire no rights in the Excess Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 6.1.1(b), a violation of any provision of this ARTICLE VI would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 shareholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this ARTICLE VI.

In determining which Shares are to be transferred to a Charitable Trust in accordance with this Section 6.1.1 and Section 6.2, Shares shall be so transferred to a Charitable Trust in such manner that minimizes the aggregate value of the Shares that are transferred to the Charitable Trust (except to the extent that the Board determines that the Shares transferred to the Charitable Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 6.1.1, and to the extent not inconsistent therewith, on a pro rata basis).

(c)       Cooperation. The Shareholder that would otherwise constitute a Prohibited Owner absent the application of the provisions of Section 6.1.1(b) shall use best efforts and take all actions necessary or requested by the Trust to cooperate with effecting the actions taken by the Board pursuant to Section 6.1.1(b), including informing the Trust where and by whom any Excess Shares may be held and instructing its agents to cooperate in the prompt implementation and effectuation of the actions so taken by the Board.

Section 6.1.2       Remedies for Breach. If the Board shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 6.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares that would result in a violation of Section 6.1.1 (whether or not such violation is intended), the Board may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or the Trust’s transfer agent or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer in violation of Section 6.1.1(a) (or other event that results in a violation of Section 6.1.1(a)) shall automatically result in the transfer to a Charitable Trust as described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board. Such Person shall be liable, for all costs incurred in connection therewith, including the costs and expenses of the Charitable Trustee. This Section 6.1.2 shall not in any way limit the provisions of Section 6.1.1(b).

Section 6.1.3     Notice of Restricted Transfer. Any Person that acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.1.1(a), or any Person that would have owned Excess Shares, shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, shall give at least 15 days prior written notice to the Trust and provide to the Trust such other information as the Trust may request.

Section 6.1.4       Owners Required to Provide Information. Every Person that is a Beneficial Owner or Constructive Owner of five percent (5%) or more (or such lower percentage as required by the Code) of any series or any class of outstanding Shares at the time of determination, within 30 days after the end of each taxable year and also within three (3) Business Days after a request from the Trust, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and (if requested by the Trust) Constructively Owned by it, and a description of the manner in which such Shares are held; provided that a Shareholder that holds Shares as nominee for another Person, which other Person is required to include in gross income the Distributions received on such Shares (an “Actual  Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the Shareholder is the nominee. Each Person that is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder) that is holding Shares for a Beneficial Owner or Constructive Owner shall provide in writing to the Trust such information as the Trust may request in order to determine the Trust’s qualification for taxation as a REIT and the Trust’s compliance with other applicable laws or requirements of any governmental authority and to comply with the requirements of any taxing authority or other governmental authority or to determine such compliance.

Section 6.1.5       Ambiguity. In the case of an ambiguity in the application of any of the provisions of this ARTICLE VI (or any definition relevant thereto), the Board shall have the power to determine the application of the provisions of this ARTICLE VI with respect to any situation based on the facts known to it. In the event this ARTICLE VI requires an action by the Board and this Declaration fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 6.1 or Section 6.2. Absent a decision to the contrary by the Board (which the Board makes in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.1.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 6.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of Shares held by each such Person.

Section 6.1.6        Exceptions.

(a)         Subject to Section 6.1.1(a)(iii), the Board, in its sole discretion, may exempt (prospectively or retroactively) any Person from any of the ownership limitations set forth in Section 6.1.1(a) and establish, increase, or decrease an Excepted Holder Limit for such Person if: (A) such Person provides to the Board, for the benefit of the Trust, such representations and undertakings, if any, as the Board may, in its sole discretion, determine to be necessary or advisable in order for it to make the determination that the Beneficial Ownership or Constructive Ownership of Shares by such Person in excess of the Ownership Limit will not now or in the future jeopardize the Trust’s ability to qualify for taxation as a REIT under the Code and (B) such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will give rise to the application of the remedies set forth in Section 6.1.1(b) and Section 6.1.2 with respect to Shares held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person.

(b)        Prior to granting any exception pursuant to Section 6.1.6(a), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification for taxation as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems necessary, appropriate or desirable in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(c)       An underwriter or initial purchaser that participates in a public offering, a private placement or a forward sale or distribution of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit or the limitations in Section 6.1.1(a)(i) or (ii), but only to the extent necessary to facilitate such public offering, private placement or forward sale or distribution as determined by the Board.

(d)        The Board may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit.

Section 6.1.7      Increase or Decrease in Ownership Limit. Subject to Section 6.1.1(a)(iii), the Board may from time to time increase or decrease the Ownership Limit (or any portion thereof) for one or more Persons and increase or decrease the Ownership Limit (or any portion thereof) for all other Persons; provided, however, that (i) any such decreased Ownership Limit (or portion thereof) will not be effective for any Person whose ownership in Shares is in excess of the decreased Ownership Limit (or portion thereof) until such time as such Person’s ownership in Shares equals or falls below the decreased Ownership Limit (or such decreased portion thereof), but any further Transfers of any Shares resulting in such Person’s Beneficial Ownership or Constructive Ownership thereof creating an increased excess over the decreased Ownership Limit (or portion thereof) will be in violation of the decreased Ownership Limit (or portion thereof); and (ii) any new Ownership Limit (or portion thereof) would not result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Shares permitted to be Beneficially Owned under such new Ownership Limit, taking into account clause (i) of this proviso permitting ownership in excess of the decreased Ownership Limit (or portion thereof) in certain cases.

Section 6.2         Transfer of Shares.

Section 6.2.1       Ownership in Charitable Trust. Upon any purported Transfer or other event described in Section 6.1.1(b) that results in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee or trustees, as applicable, of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 6.2.5). Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 6.1.1(b). Any Charitable Trustee shall be appointed by the Trust and shall be a Person meeting the qualifications set forth in the definition thereof. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 6.2.7.

Section 6.2.2       Status of Shares Held by a Charitable Trustee. Shares held in trust by a Charitable Trustee shall be issued and outstanding Shares of the Trust. Except to the extent otherwise provided in this Section 6.2, the Prohibited Owner shall:

(a)          have no rights in the Shares held in trust by the Charitable Trustee;
(b)          not benefit economically from ownership of any Shares or other property held in trust by the Charitable Trustee;

(c)          have no rights to dividends or other Distributions with respect to Shares held in trust by the Charitable Trustee;

(d)          not possess any rights to vote or other rights attributable to the Shares held in trust by the Charitable Trustee; and
(e)          have no claim, cause of action or other recourse whatsoever against the purported transferor of such Shares held in trust by the Charitable Trustee.

Section 6.2.3    Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in trust by the Charitable Trustee, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 6.2.5). Any dividend or other Distribution paid with respect to any Shares which constituted Excess Shares at such time and prior to the discovery by the Trust that the Shares have been transferred to the Charitable Trustee shall be paid by the Prohibited Owner to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid with respect to such Shares shall be paid when due to the Charitable Trustee. Any dividends or other Distributions so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in trust by the Charitable Trustee and, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s discretion) (a) to rescind as void any vote cast by a Prohibited Owner with respect to such Shares at any time such Shares constituted Excess Shares with respect to such Prohibited Owner and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, as determined by the Board, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this ARTICLE VI, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of Shareholders.

Section 6.2.4       Rights upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in trust by the Charitable Trustee, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Shares held in trust by the Charitable Trustee bears to the total number of shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in trust by the Charitable Trustee in any liquidation, dissolution or winding up or distribution of the assets of the Trust, in accordance with Section 6.2.5.

Section 6.2.5     Sale of Shares by Charitable Trustee. Unless otherwise directed by the Board, as soon as reasonably practicable after receiving notice from the Trust that Shares have been transferred to the Charitable Trust (and no later than 20 days after receiving notice in the case of Shares that are listed or admitted to trading on any National Securities Exchange), the Charitable Trustee shall sell the Shares held in trust by the Charitable Trustee (together with the right to receive dividends or other Distributions with respect to such Shares as to any Shares transferred to the Charitable Trustee as a result of the operation of Section 6.1.1(b)) to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate. Upon any such sale, the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.5. A Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to become Excess Shares (for example, in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to become Excess Shares and (b) the proceeds received by the Charitable Trustee (net of any expenses of the Charitable Trustee and the Trust) from the sale or other disposition of the Shares held in trust by the Charitable Trustee. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends or other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be paid to the Charitable Beneficiary, less the costs and expenses of the Charitable Trustee and the Trust. If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (a) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (b) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.5, such excess shall be paid promptly to the Charitable Trustee upon demand.

Section 6.2.6       Trust’s Purchase Right in Excess Shares. Notwithstanding any transfer of Excess Shares to a Charitable Trust pursuant to this ARTICLE VI, Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such Shares becoming Excess Shares (or, if the Prohibited Owner did not give value for such Shares, such as in the case of a gift, devise or other such transaction, the Market Price per Share on the day of the event causing the Shares to become Excess Shares) and (b) the Market Price per share on the date the Trust, or its designee, accepts such offer. The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3. The Trust may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Trust shall have the right to accept such offer until the Charitable Trustee, if any, has sold the Shares held in trust by the Charitable Trustee, if any, pursuant to Section 6.2.5. Upon such a sale to the Trust, if a Charitable Trust has been established pursuant to this ARTICLE VI, the interest of the Charitable Beneficiary in the Shares sold shall terminate. The Charitable Trustee shall distribute the net proceeds of the sale in accordance with Section 6.2.5.

Section 6.2.7       Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate from time to time one or more Charitable Beneficiaries of the Charitable Trust such that Shares held in trust by the Charitable Trustee would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary. The Charitable Beneficiary shall not obtain any enforceable right to the Charitable Trust or any of its trust corpus until so designated and thereafter any such rights remain subject to the provisions of this ARTICLE VI, including Section 6.3. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided for in Section 6.1.1(b) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment. The Trust may, in its sole discretion, designate a substitute or additional nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Trust with respect to the application of this ARTICLE VI shall be binding on each Charitable Beneficiary.

Section 6.3        Retroactive Changes. Notwithstanding any other provisions of this ARTICLE VI, the Board is authorized and empowered to retroactively amend, alter or repeal any rights which the Charitable Trust, the Charitable Trustee or the Charitable Beneficiary may have under this ARTICLE VI, including, granting retroactive Excepted Holder status to any otherwise Prohibited Owner, with the effect of any transfer of Excess Shares to a Charitable Trust being fully and retroactively revoked; provided, however, that the Board shall not have the authority or power to retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the Charitable Trustee.

Section 6.4        Transactions on a National Securities Exchange. Nothing in this ARTICLE VI shall preclude the settlement of any transaction entered into through the facilities of a National Securities Exchange or any automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this ARTICLE VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ARTICLE VI.

Section 6.5        Authority and Enforcement. The Board shall have all power and authority necessary or advisable to implement the provisions of this ARTICLE VI. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this ARTICLE VI. Nothing contained in this ARTICLE VI shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s qualification for taxation as a REIT.

Section 6.6        Non-Waiver. No delay or failure on the part of the Trust or the Board in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board, as the case may be, except to the extent specifically waived in writing.

Section 6.7        Enforceability. If any of the restrictions on Transfer of Shares contained in this ARTICLE VI are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then, to the maximum extent permitted by law, the Prohibited Owner may be deemed, at the option of the Trust, to have acted as an agent of the Trust in acquiring such Shares and to hold such Shares on behalf of the Trust.

Section 6.8        Continued Effect. The provisions of this ARTICLE VI shall continue in full force and effect indefinitely, regardless of whether or not the Trust qualifies as a REIT.

Section 6.9        Legend. Each certificate for Shares, if any, shall bear a legend describing the restrictions on transferability of Shares contained herein or, instead of a legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.

ARTICLE VII

 BOARD OF TRUSTEES

Section 7.1          Number of Trustees; Term.

Section 7.1.1      The business and affairs of the Trust shall be managed under the direction of the Board. The number of Trustees of the Trust (collectively, the “Trustees” and each, a “Trustee”) shall be set by resolution of the Board from time to time, which number may be increased or decreased from time to time by further resolution of the Board in accordance with the Bylaws; provided, that a decrease may not shorten the term of any incumbent Trustee. The names of the current Trustees who shall serve until their resignation, removal, death or adjudication of legal incompetence or until the election and qualification of their successor are:

Ahsan Aijaz
Joshua Pack
Deborah Doyle McWhinney
David Weinreb
Lewis Burleigh

Section 7.1.2       Trustees shall serve until their resignation, removal, death or adjudication of legal incompetence or until the election and qualification of their successor. Each Trustee shall be an individual.

Section 7.2         Vacancies; Removal.

Section 7.2.1      A vacancy on the Board resulting from any cause other than removal by the Shareholders (in accordance with Section 7.2.2) may be filled only by a vote of a majority of the remaining Trustees, or in the case of an election of Independent Trustees, after nomination by a majority of the remaining Independent Trustees (if any remaining Trustees are Independent Trustees); provided, however, if there are no Trustees remaining on the Board, the Shareholders may fill the vacancies on the Board.

Section 7.2.2      Shareholders have the power, without the concurrence of the Trustees, to remove a Trustee from the Board but only for Cause, and only by the affirmative vote of two-thirds (2/3) of the Shares entitled to vote on the matter. As used in this Section 7.2.2, “Cause” shall mean conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty. A vacancy on the Board resulting from removal by the Shareholders may be filled only by the Shareholders. Shareholders may elect Trustees to fill any vacancies resulting from the removal of a Trustee by the Shareholders by a majority of the votes cast by the Shareholders; provided, however, where the number of nominees is greater than the number of Trustees to be elected, Shareholders shall elect a Trustee by a plurality of the votes cast.

Section 7.3      Resignation. Any Trustee may resign or retire as a Trustee by an instrument in writing signed by such Trustee and delivered to the secretary of the Trust (including by electronic transmission), and such resignation or retirement shall be effective upon such delivery, or at a later date according to the terms of the instrument. A Trustee judged incompetent or for whom a guardian or conservator has been appointed shall be deemed to have resigned as of the date of such adjudication or appointment.

Section 7.4      Effect of Death, Resignation, etc. of a Trustee. The death, resignation, retirement, removal, disqualification or incapacity of the Trustees, or any one of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration. Until vacancies are filled, the remaining Trustee or Trustees may exercise the powers of the Trustees hereunder.

Section 7.5         Powers.

Section 7.5.1          Subject to any express limitations contained in this Declaration, the Bylaws or any non-waivable provision of applicable law, (a) the business and affairs of the Trust shall be managed under the direction of the Board, (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust, and no Shareholder shall have any right to participate in or exercise control or management power over the property of the Trust and (c) the Board shall have the exclusive power to take or authorize any action within the powers of the Trust under the MSTA, the Certificate of Trust, this Declaration and the Bylaws, including the power to authorize or approve any action that would otherwise require the approval of one or more Shareholders under a waivable provision of applicable law. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. This Declaration shall be construed with the presumption in favor of the grant of power and authority to the Board. The enumeration and definition of particular powers of the Trustees included in this Declaration or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Maryland or any other applicable laws. Any determination regarding any matter within the powers of the Board or any construction of the Certificate of Trust, this Declaration or the Bylaws (including any construction of the Certificate of Trust or this Declaration regarding the scope of the powers of the Board) made in good faith by the Board shall be final, conclusive and binding upon the Trust and the Shareholders.

Section 7.5.2      Without limiting the foregoing, the Board, without any action by or approval of the Shareholders, shall have and may exercise, on behalf of the Trust, the power to terminate the status of the Trust as a REIT, to determine that compliance with any restriction or limitations on ownership and transfers of Shares set forth in ARTICLE VI is no longer required in order for the Trust to qualify for taxation as a REIT, to adopt, amend and repeal the Bylaws, to elect officers in the manner prescribed in the Bylaws, to solicit proxies from holders of Shares, to do any other act and authorize the Trust to do any other act or enter into any agreement or other document necessary or appropriate to exercise the foregoing powers or effectuate the purposes of the Trust.

Section 7.5.3        Any action to be taken by the Board may be taken within or without the State of Maryland.

Section 7.6          Committees. The Board may establish such committees as it deems appropriate, in its sole discretion; provided, that the majority of the members of each committee are Independent Trustees.

Section 7.7          Authorization by Board of Share Issuance. The Board may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (including as compensation for the Independent Trustees or without consideration in the case of a share split or share dividend), subject to such restrictions or limitations, if any, as may be set forth in this Declaration or the Bylaws.

Section 7.8          REIT Qualification. If the Trust elects or intends to elect to qualify for federal income tax treatment as a REIT, the Board shall use its reasonable best efforts to take such actions as it determines are necessary or appropriate to preserve the status of the Trust as a REIT; however, if the Board determines that it is no longer in the best interests of the Trust to attempt to, or continue to qualify as a REIT, the Board may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. The Board also may determine that compliance with any restriction or limitation on share ownership and Transfers set forth in ARTICLE VI is no longer required for REIT qualification.
ARTICLE VIII

ADVISER

Section 8.1          Appointment of Adviser. The Board is responsible for setting the general policies of the Trust and for the general supervision of its business conducted by officers, agents, employees, advisors or independent contractors of the Trust. However, the Board is not required personally to conduct the business of the Trust, and it may (but need not) appoint, employ or contract with any Person (including a Person that is an Affiliate of any Trustee) as an Adviser and may grant or delegate such authority to the Adviser as the Board may, in its sole discretion, deem necessary or desirable. The term of retention of any Adviser shall be determined by a majority of the Board (including a majority of the Independent Trustees).

Section 8.2          Supervision of Adviser. The Board shall review and evaluate the qualifications of the Adviser before entering into, and shall evaluate the performance of the Adviser before renewing, any Adviser Agreements, and the criteria used in such evaluation shall be reflected in the minutes of the meetings of the Board. The Board may exercise broad discretion in allowing the Adviser to administer and regulate the operations and investment activities of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trust and to make executive decisions that conform to general policies and principles established by the Board. The Board shall monitor the Adviser to assure that the administrative procedures, operations and programs of the Trust are in the best interests of the Trust and are fulfilled. The Independent Trustees are responsible for reviewing the performance of the Adviser and approving the compensation paid to the Adviser and its Affiliates. The Independent Trustees may also consider all other factors that they deem relevant, and the findings of the Independent Trustees on each of the factors considered shall be recorded in the minutes of the Board. The Board shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Trust and whether the compensation provided for in its contract with the Trust is justified.

ARTICLE IX

INVESTMENT POLICIES AND LIMITATIONS

Section 9.1         Review of Investment Policies. The Board shall establish written policies on investments and borrowing. The Board may revise these policies or establish further written policies on investments and borrowings and shall monitor the administrative procedures, investment operations and performance of the Trust to assure that such policies are carried out. The Board, including a majority of the Independent Trustees, shall review the investment policies of the Trust with sufficient frequency (not less often than annually) to determine that the policies being followed by the Trust are in the best interests of the Trust. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board.

ARTICLE X

SHAREHOLDER MEETINGS AND VOTING

Section 10.1        Meetings.

Section 10.1.1     Annual Meetings. The Trust is not required to hold an annual meeting of Shareholders in any year, unless determined by the Board, in its sole discretion, or required by applicable law. Any such annual meeting shall be held as specified in the Bylaws.

Section 10.1.2     Special Meetings. Special meetings of the Shareholders may be called only upon the request of (a) a majority of the Board, (b) a majority of the Independent Trustees, (c) the chief executive officer of the Trust, (d) the president of the Trust or (e) the chairperson of the Board. Special meetings of the Shareholders may be called by the Shareholders only for the purpose of removing Trustees and filling any resulting vacancy, and shall be called by the secretary of the Trust upon the written request of Shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at such meeting (provided that such written request contains the information required in the Bylaws and the Shareholders comply with the procedures contained in the Bylaws). Notice of any special meeting of Shareholders shall be given as provided in the Bylaws. If the meeting is called by the secretary of the Trust upon the written request of Shareholders as described in this Section 10.1.2, notice of the special meeting shall be sent to all Shareholders within 10 days of the receipt of the written request and the special meeting shall be held at the time and place specified in the Shareholder request not less than 15 days nor more than 60 days after the delivery of the notice; provided, however, that if no time or place is so specified in the Shareholder request, at such time and place convenient to the Shareholders. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Board may determine or as otherwise provided in the Bylaws. No business shall be transacted at a special meeting of Shareholders except as specifically set forth in the notice of the special meeting.

Section 10.1.3    Quorum. A quorum at any meeting of the Shareholders shall be the presence in person or by proxy of Shareholders entitled to cast at least one-third (1/3) of all the votes entitled to be cast at such meeting on any matter, unless the Board, when setting a meeting, determines that a greater percentage (but not more than a majority of all the votes entitled to be cast at such meeting on any matter) is required.

Section 10.1.4     Virtual Meetings; Virtual Attendance. Any meeting of the Shareholders may be held, or a Shareholder may participate in any meeting of the Shareholders, by means of telephone or such other remote communication that permit all individuals participating in the meeting to speak to and hear each other, and a Shareholder participating in a meeting by that means is deemed to be present at the meeting and will be counted in determining whether a quorum is present.

Section 10.2      Voting Rights of Shareholders. Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Shareholders shall be entitled to vote only on the following matters: (a) any amendment of this Declaration but only as and to the extent provided in ARTICLE XII; (b) a merger, conversion, or sale or other disposition of all or substantially all of the assets of the Trust unless any such transaction (i) was taken in connection with an internal restructuring transaction (including the conversion of the Trust into another type of legal entity) or in connection with the Listing of any Common Shares, in each case as determined by the Board, in its sole discretion, or (ii) could be taken by a Maryland corporation without approval by its stockholders pursuant to the MGCL; (c) the removal of Trustees and the election of Trustees to fill vacancies resulting from such removal, without the necessity for concurrence by the Board, and the election of Trustees if there are no Trustees remaining on the Board, as provided in Section 7.2.1 and Section 7.2.2; and (d) such other matters with respect to which the Board has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification.

Section 10.2.1     The vote of Shareholders entitled to cast a majority of the votes entitled to be cast is required to approve (a) any amendments to this Declaration (but only as and to the extent provided in ARTICLE XII), or (b) any merger, conversion, or sale or other disposition of all or substantially all of the assets of the Trust, unless, in the case of clause (b), any such transaction (i) was taken in connection with an internal restructuring transaction (including the conversion of the Trust into another type of legal entity) or in connection with the Listing of any Common Shares, in each case as determined by the Board, in its sole discretion, or (ii) could be taken by a Maryland corporation without approval by its stockholders pursuant to the MGCL. No such vote shall occur until after the Board has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification. All other matters submitted to a vote of the Shareholders, if any, require the approval of a majority of votes cast on the matter, other than the removal of a Trustee and certain elections of Trustees, which shall require the approval set forth in Section 7.2.2.

Section 10.3        Right of Inspection. Shareholders may, upon reasonable notice and during usual business hours, inspect and copy this Declaration and the Bylaws and all amendments thereto, minutes of the proceedings of the Shareholders, the annual statement of affairs of the Trust and any voting trust agreements on file at the Adviser’s principal office.

ARTICLE XI

DUTIES, LIABILITY LIMITATION, INDEMNIFICATION, AND IMPACT OF CORPORATE LAW

Section 11.1        Duties. The duties of the Trustees shall be as expressly provided by this Declaration. To the maximum extent permitted by the MSTA, no Trustee shall have (or be deemed to have) any duties, fiduciary or otherwise, to the Trust, any Shareholder, any other Trustee or any other Person, except that each Trustee shall have a duty to perform his or her obligations as a Trustee under the MSTA, this Declaration and the Bylaws in good faith. A Trustee’s act, or failure to act, shall be presumed to satisfy the standards set forth in the preceding sentence. The provisions of this Declaration, to the extent that they restrict or otherwise limit the duties and liabilities of the Trustees otherwise existing under applicable law are agreed by the parties hereto to replace such other duties and liabilities of the Trustees.

Section 11.2        Limitation of Liability.

Section 11.2.1      Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his, her or its being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person by reason of their being a Shareholder.

Section 11.2.2      Limitation of Trustee and Officer Liability. The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, adviser, sub-adviser, manager or underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee. To the maximum extent Maryland law in effect from time to time permits the limitation of liability of trustees and officers of a statutory trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 11.2.2, nor the adoption or amendment of any other provision of this Declaration inconsistent with this Section 11.2.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption. Every note, bond, contract, instrument, certificate, Share or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been executed or done only in or with respect to his or her capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.

Section 11.3      Indemnification.

Section 11.3.1      Indemnification of Trustees, Officers, Adviser, etc. To the maximum extent to which indemnification of any director, officer, employee or agent of a corporation is permitted by the MGCL, the Trust shall indemnify each present and former Trustee and officer (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) and the Adviser and its officers, managers, partners, agents, employees, controlling persons, members and Affiliates (each of the foregoing hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except, in the case of a Covered Person that is the Adviser or any its officers, managers, partners, agents, employees, controlling persons, members or Affiliates, in each case, in his, her or its capacity as such, with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding to have engaged in Disabling Conduct. Expenses, including counsel fees incurred by any such Covered Person, shall, without requiring a preliminary determination of ultimate entitlement to indemnification, be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of (i) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the Covered Person has met the applicable standard of conduct for indemnification by the Trust pursuant to this ARTICLE XI and (ii) a written undertaking by or on behalf of such Covered Person to repay amounts so paid by the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this ARTICLE XI. Notwithstanding the foregoing, the Trust shall not be required to indemnify or advance funds to any Covered Person entitled to indemnification hereunder (x) with respect to any action initiated or brought voluntarily by such Covered Person (and not by way of defense) unless approved or authorized by the Board or incurred to establish such Covered Person’s right to indemnification hereunder, or (y) in connection with any claim with respect to which such Covered Person is found to be liable to the Trust.

Neither the amendment nor repeal of this ARTICLE XI, nor the adoption or amendment of any other provision of this Declaration inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. The rights to indemnification and advance of expenses provided by this Declaration shall vest immediately upon a Person becoming a Covered Person.

Section 11.3.2      Indemnification Not Exclusive. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this ARTICLE XI, the term “Covered Person” shall include such person’s heirs, executors and administrators. Nothing contained in this ARTICLE XI shall affect any rights to indemnification to which personnel of the Trust, other than Trustees and officers, and other Persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of such Person; provided, however, that the Trust shall not purchase or maintain any such liability insurance in contravention of applicable law.

Section 11.4        General Corporation Law. To the fullest extent permitted by applicable law, the establishment of Trustees limitation of liability as set forth in Section 11.2 and the providing of indemnity or contracting with related parties described in this ARTICLE XI in accordance with terms and procedures not materially less favorable to the Trust than the maximum discretion and maximum indemnification permitted by the MGCL (as in effect at the time such provision was adopted or such contract or transaction was entered into or as it may thereafter be in effect) shall be deemed to have satisfied the criteria set forth in this ARTICLE XI; but nothing herein is intended to require that the terms and procedures established by the MGCL shall be required to limit liability, to provide indemnification or for contracting as set forth in this ARTICLE XI.

Section 11.5        Right of Trustees, Officers, Employees and Agents to Own Shares or Other Property and to Engage in Other Business. Subject to any restrictions which may be adopted by the Trustees in the Bylaws or otherwise, the Adviser and each of its Affiliates and each Trustee and officer of the Trust may acquire, own, hold and dispose of Shares in the Trust, for their individual account, and may exercise all rights of a Shareholder to the same extent and in the same manner as if they were not the Adviser or its Affiliate or a Trustee or officer of the Trust. The Adviser and each of its Affiliates and each Trustee and officer of the Trust may, in their personal capacity or in the capacity of trustee, officer, director, equityholder, partner, member, advisor or employee of any Person or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Trust, which interests and activities may be similar to and competitive with (or complimentary to) those of the Trust and may include the investing in securities of real estate or other companies or in other interests in Persons engaged in real estate or other businesses. The Adviser and each of its Affiliates and each Trustee and officer of the Trust shall be free of any obligation to present to the Trust any business opportunity which comes to them, even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust, and the Trust hereby renounces any interest or expectancy in any such opportunity. The Adviser and each of its Affiliates and each Trustee and officer of the Trust may be interested as a trustee, officer, director, equityholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in: (a) any Person who may be engaged to render advice or services to the Trust, (b) any Person in which the Trust has invested or may invest, (c) any Person from which the Trust has purchased or may purchase securities or other property and (d) any Person to which the Trust has sold or may sell securities or other property; and the Adviser and each of its Affiliates and each Trustee and officer of the Trust may receive compensation from such other Person as well as compensation from the Trust. None of these activities shall be deemed to conflict with any applicable duties or powers as the Adviser or its Affiliate or as a Trustee or officer of the Trust.

Section 11.6        Trustees, Shareholders, etc. Not Personally Liable. All Persons extending credit to, contracting with or having any claim against the Trust or a particular series or class of Shares shall look only to the assets of the Trust or the assets of that particular series or class of Shares for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor.

Section 11.7        Trustees and Officers Good Faith Action, Expert Advice, No Bond or Surety. The exercise by the Trustees of their powers and discretions hereunder shall be binding upon everyone interested. A Trustee or officer shall not be liable for errors of judgment or mistakes of fact or law. The Trustees or officers may take advice of counsel or other experts with respect to the meaning and operation of this Declaration, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice. The Trustees and officers shall not be required to give any bond as such, nor any surety if a bond is required.

Section 11.8        Liability of Third Persons Dealing with Trustees. No Person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction made or to be made by the Trustees or to see to the application of any payments made or property transferred to the Trust or upon its order.

Section 11.9        Interested Trustee Transactions. The procedures and presumptions set forth in Section 2-419 of the MGCL (or any successor statute) shall be available for and apply to any contract or other transaction between the Trust and any of its Trustees or between the Trust and any other trust, corporation, firm or other legal entity in which any of its Trustees is a trustee or director, or has a material financial interest.

ARTICLE XII

AMENDMENTS

The Trust reserves the right from time to time to make any amendment to this Declaration, now or hereafter authorized by applicable law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration, of any Shares. All rights and powers conferred by this Declaration on Shareholders, Trustees and officers are granted subject to this reservation. Except for those amendments permitted to be made without Shareholder approval under Maryland law or by specific provision in this Declaration, any of the following amendments to this Declaration shall be valid only if approved by the Shareholders by the affirmative vote of a majority of all votes entitled to be cast on the matter, (a) any amendment that would materially and adversely affect the contract rights of the outstanding Shares, but excluding amendments of the type specified in Section 5.3.2 or Section 5.4 or Section 2-605 of the MGCL, and (b) any amendment to this ARTICLE XII (or any other amendment of this Declaration that would have the effect of amending such provisions). All other amendments to this Declaration (other than those described in clauses (a) and (b) above as requiring Shareholder approval) may be made by the Board without Shareholder approval. Each amendment hereto shall become effective when such amendment is authorized pursuant to the provisions hereto unless a later date is specified. Anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any such amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by an officer of the Trust to be a copy of this instrument or of any such amendments. Any change to this Declaration that is the result of a conversion of the Trust into another legal entity, a merger or consolidation of the Trust with another legal entity, a dissolution or termination of the Trust or any other transaction between the Trust and another legal entity in which the Trust does not survive as a separate legal entity shall not be considered an amendment to this Declaration for purposes of this ARTICLE XII.

ARTICLE XIII

DURATION OF TRUST; DISSOLUTION, WINDING UP AND TERMINATION

Section 13.1        Duration of Trust. The Trust shall continue perpetually unless dissolved pursuant to Section 13.2 of this ARTICLE XIII or pursuant to the applicable provisions of the MSTA. No Shareholder or other Person shall have any right to petition a court for judicial dissolution of the Trust.

Section 13.2        Dissolution, Winding Up and Termination. Subject to the terms of any class or series of Shares at the time outstanding, the Trust may be dissolved and its affairs wound up, and its existence terminated in such manner and time as the Board may determine, with the approval of the Board and without Shareholder approval.

ARTICLE XIV

MISCELLANEOUS

Section 14.1      Certificate of Trust. In the event of any conflict between the provisions of the Certificate of Trust and this Declaration, the provisions of the Certificate of Trust shall control.

Section 14.2      Applicable Law. This Declaration is created under and is to be governed by and construed and administered according to the laws of the State of Maryland; provided, however, that notwithstanding the provisions of Section 12-102(a) of the MSTA, to the maximum extent permitted by applicable law, no law of the State of Maryland (whether common, statutory, or other law) pertaining to trusts, if and to the extent inconsistent with the provisions of this Declaration, shall be applicable to the Trust or the parties to this Declaration. The Trust is a Maryland statutory trust, and, without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust and the Trustees may exercise all powers which are ordinarily exercised by trustees of such a trust.

Section 14.3      Trust Only. It is the intention of the Trustees to create only the relationship of Trustee and beneficiary between the Trustees and each Shareholder from time to time. It is not the intention of the Trustees to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a trust. Nothing in this Declaration shall be construed to make the Shareholders, either by themselves or with the Trustees, partners or members of a joint stock association. Nothing in this Declaration, however, shall prevent the Trust from being a corporation or association for tax purposes.

Section 14.4      Bylaws. The Board may adopt, amend, change or repeal Bylaws which shall govern the conduct of business by this Trust. Except as they may directly contradict provisions of this Declaration, the Bylaws may implement and interpret this Declaration.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Third Amended and Restated Declaration of Trust has been duly executed as of the date first written above.

Fortress Net Lease REIT

/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

[Signature Page to Third Amended and Restated Declaration of Trust of Fortress Net Lease REIT]